Exhibit 99.1

For more information, contact:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS FIRST QUARTER 2009 RESULTS

Company Initiatives Enabled Debt Reduction of $44.8 Million During First Quarter

BLOOMFIELD HILLS, Michigan, May 6, 2009 — TriMas Corporation (NYSE: TRS) today announced financial results for the quarter ended March 31, 2009. The Company reported quarterly net sales from continuing operations of $202.7 million, a decrease of 23.4% from the first quarter of 2008. First quarter 2009 income from continuing operations was $4.1 million, a 46.6% decline from the prior year first quarter. The Company reported first quarter 2009 diluted earnings per share from continuing operations of $0.12, in comparison to $0.23 during the first quarter of 2008, including a ($0.13) per diluted share impact of severance and business restructuring costs, identified as “Special Items,”(1) and a $0.28 per diluted share gain on extinguishment of debt. The Company reduced total indebtedness, including amounts outstanding under its receivables securitization facility, by $87.6 million compared to March 31, 2008. In addition, Free Cash Flow(2) improved significantly during the first quarter of 2009 at $31.7 million, compared to a use of cash of $9.1 million in the first quarter of 2008.

“It comes as no surprise that this was a challenging quarter from an operating standpoint for the majority of our businesses,” said David Wathen, TriMas President and Chief Executive Officer. “Sales were slightly lower than we expected, most notably in our Energy Products segment due to recent reductions in drilling activity and lower production levels. Despite our sales decline of approximately 23% in the first quarter, we still expect our overall sales decline to be 15% to 20% in 2009, as compared to the prior year. That said, our cost reduction and leverage-related actions are already having a positive effect on our results and that should continue throughout the year. Compared to the fourth quarter of 2008, we held our gross profit percentage despite 5% lower sales levels, increased Adjusted EBITDA by $4 million, lowered inventory by $16 million and reduced the Company’s total indebtedness by $45 million during the first quarter. Our recent actions will reduce our annual interest expense by approximately $6 million.”

“We continue to reduce fixed and variable costs, and we are driving productivity and flexibility across our businesses,” Wathen said. “We have taken immediate actions to reduce operating expenses, working capital and capital expenditures. We are very focused on cash flow and available liquidity during these uncertain times, and are relatively pleased to exceed our forecast on both during the quarter. We maintain our commitment to delever TriMas and ensure adequate liquidity for our future endeavors.”

“As we navigate through these uncertain times, our priorities remain to enhance profitability by being the best cost producer in each industry we serve, to improve the quality of our balance sheet by reducing debt and working capital levels and to deploy capital prudently, focusing on our more profitable end markets and geographies. We believe these steps, in addition to our strong brands, increased end market diversity and exceptional people, will provide a solid foundation for the future and position us for accelerated revenue growth and margin expansion as our markets recover and economic growth resumes,” Wathen concluded.

First Quarter Results — From Continuing Operations

•                  TriMas reported first quarter net sales of $202.7 million, a decrease of 23.4% in comparison to $264.6 million in the first quarter 2008. Sales in all five segments declined in comparison to the prior year first quarter, primarily due to reductions in demand as a result of continued weak global economic activity, inventory reductions in market channels and reduced consumer discretionary spending. Net sales were also negatively impacted by approximately $7.1 million due to currency exchange, as reported results in U.S. dollars were impacted by weaker foreign currencies.

•                  The Company reported operating profit of $4.3 million for the first quarter 2009, a decrease of 84.4% in comparison to operating profit of $27.8 million in the first quarter 2008. Excluding the impact of Special Items, first quarter 2009 operating profit would have been $11.1 million.

•                  Adjusted EBITDA(2) for the first quarter 2009 decreased 18.8% to $29.9 million, as compared to $36.8 million in the first quarter 2008. Excluding the pre-tax impact of Special Items of $6.3 million and gain on extinguishment of debt of $15.8 million, first quarter 2009 Adjusted EBITDA would have been $20.3 million.

•                  Income from continuing operations for the first quarter 2009 decreased 46.6% to $4.1 million, or $0.12 per diluted share, compared to income from continuing operations of $7.6 million, or $0.23 per diluted share, in the first quarter 2008. These results include the after-tax impacts of Special Items of $4.2 million, or ($0.13) per diluted share, and gain on extinguishment of debt of $9.5 million, or $0.28 per diluted share.

•                  Free Cash Flow(1) for the first quarter 2009 increased significantly to $31.7 million, compared to a use of cash of $9.1 million in the first quarter of 2008, primarily due to the improvements in net working capital and the proceeds received from the sale of a non-core business.

•                  The Company reduced total indebtedness, including amounts outstanding under its receivables securitization facility, by $87.6 million compared to the end of the first quarter 2008. TriMas ended the quarter with $4.5 million of cash and $142.7 million of aggregate availability under its revolving credit and receivables securitization facilities.

(1)             Appendix I details certain one-time costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Adjusted EBITDA and operating results under GAAP.

(2)             See Appendix II for reconciliation of Non-GAAP financial measure Adjusted EBITDA and Free Cash Flow to the Company’s reported results of operations prepared in accordance with GAAP. Additionally, see Appendix I for additional information regarding Special Items impacting reported GAAP financial measures

Profit and Cash Flow Improvement Initiatives

In light of the weak economic conditions and downward trends present in the fourth quarter of 2008 and the first quarter of 2009, the Company accelerated its Profit Improvement Plan to achieve $28 million in cost savings during 2009. The Company is on plan to achieve these savings in 2009 and continues to pursue additional fixed and variable cost saving actions. During the first quarter of 2009, the Company recorded cash and non-cash charges of $3.3 million and $0.5 million, respectively, related to the Profit Improvement Plan.

A key element of the Profit Improvement Plan was the announcement during the first quarter of the Company’s plan to close its Mosinee, Wisconsin facility, which manufactures trailer winches, jacks and couplers. The plant closure is expected to be completed by the end of third quarter of 2009. The production from the Mosinee plant operations will be absorbed into lower-cost manufacturing facilities or included in the Company’s expanded strategic sourcing initiatives.

In addition to aggressively reducing fixed costs throughout the businesses, the Company continues to focus on productivity and working capital improvement initiatives to maximize cash flow. The productivity projects include, but are not limited to, lean initiatives and manufacturing process improvements, vendor cost-downs, moves to lower-cost manufacturing environments and outsourcing initiatives. The Company has also identified opportunities to reduce the investment in working capital during 2009, and is focused on improving inventory turns in all of its businesses. The Company will also continue to adjust inventory levels consistent with end market demand and will concentrate on further improving receivable and payable ratios. As of March 31, 2009, the Company reduced inventories by $11.9 million and overall net working capital by $21.7 million in comparison to March 31, 2008 levels. The Company expects that planned reductions in working capital in future quarters will result in a significant source of cash flow for the Company over the remainder of 2009.

Financial Position

TriMas ended the quarter with cash of $4.5 million and $142.7 million of aggregate availability under its revolving credit and receivables securitization facilities. The Company reduced total indebtedness, including amounts outstanding under its receivables securitization facility, by $44.8 million during first quarter 2009, and by $87.6 million as compared to March 31, 2008. TriMas ended the quarter with debt of $575.2 million and funding under its receivables securitization facility of $10.0 million, and reported total indebtedness of $585.2 million. During the first quarter of 2009, the Company retired approximately $31.8 million face value of the Company’s senior subordinated notes in open market transactions for approximately $16.0 million.

The Company does not have any significant debt maturities under its credit agreement or subordinated notes until 2012.  As of March 31, 2009, the Company was in compliance with all debt covenants.

Business Segment Results — From Continuing Operations

Packaging Systems — Sales for the first quarter decreased 26.3% compared to the year ago period, due primarily to a decline in industrial closure product sales resulting from the overall economic slowdown and the unfavorable effects of currency exchange, partially offset by an increase in specialty dispensing product sales and other new product introductions. Operating profit for the quarter decreased in line with the decline in industrial product sales and the unfavorable effects of currency exchange, which were partially offset by reduced selling, general and administrative costs associated with the Company’s cost reduction plans. The Company continues to diversify its product offering by developing specialty dispensing product applications for growing end markets, including pharmaceutical, personal care and food/beverage markets, and expanding geographically to generate long-term growth.

Energy Products — First quarter sales decreased 17.5% compared to the year ago period due to reduced demand for specialty gaskets and related fastening hardware, as a result of lower levels of turn-around activity at petrochemical refineries and reduced demand from the chemical industry. Sales of compressor engines and other well-site content also declined, due to a reduction in drilling activity and the deferred completion of previously drilled wells in North America. Operating profit for the quarter decreased as a result of lower sales volumes, material and sourced components cost increases and lower absorption of fixed costs as a result of lower sales volumes, partially offset by reductions in discretionary spend. The Company continues to launch new well-site products to complement its engine business, while expanding its gasket business internationally.

Industrial Specialties — Sales for the first quarter decreased 21.9% due to demand declines in the Company’s industrial cylinder, precision cutting tools, specialty fittings and medical device businesses, primarily as a result of the current economic downturn. Higher sales in the defense business contributed positively to the segment’s performance, while sales of aerospace fasteners remained relatively flat compared to the year ago period. Operating profit for the quarter decreased primarily due to lower sales volumes, sales of higher-cost inventory and lower absorption of fixed costs, which were partially offset by reduced selling, general and administrative expenses. The Company continues to drive growth in this segment by developing specialty products for growing end markets such as medical and aerospace, while continuing to expand international sales efforts.

RV & Trailer Products — First quarter sales declined 30.7% compared to the year ago period due to continued weak demand in most end markets and the unfavorable effects of currency exchange. Operating profit decreased primarily due to reduced sales volumes, the unfavorable impact of currency exchange and lower absorption of fixed costs as the Company reduced its production to manage inventory levels. This segment was also negatively impacted by $2.9 million in costs associated with the closure of the Mosinee, Wisconsin manufacturing facility and other business restructuring costs. These decreases were partially offset by cost reductions implemented as part of the Company’s Profit Improvement Plan. The Company continues to aggressively reduce fixed costs, increase productivity and leverage strong brand positions for increased market share.

Recreational Accessories — Sales decreased 21.6% for the first quarter compared to the year ago period, as the Company continued to experience weak consumer demand for towing products and accessories, as a result of the uncertain economic conditions and reductions in consumer discretionary spending. Operating profit for the quarter declined as a result of lower sales volumes, sales of higher-cost inventory and lower absorption of fixed costs as the Company reduced its production to manage inventory levels, partially offset by cost reductions implemented as part of the Company’s Profit Improvement Plan. The Company continues to aggressively reduce fixed costs and is focused on increasing market share in the United States and Canada.

For a complete schedule of Segment Sales and Operating Profit, including Special Items by segment, see page 7 of this release, “Company and Business Segment Financial Information — Continuing Operations.”

Conference Call Information

TriMas Corporation will host its first quarter 2009 earnings conference call today, Wednesday, May 6, 2009 at 10:00 a.m. EDT. The call-in number is (866) 804-3550. Participants should request to be connected to the TriMas Corporation first quarter conference call (conference ID number 1358212). The presentation that will accompany the call will be available on the Company’s website at www.trimascorp.com prior to the call.

The conference call will also be web cast simultaneously on the Company’s website at www.trimascorp.com. A replay of the conference call will be available on the TriMas website or by dialing (866) 219-1444 (access code 1358212) beginning May 6th at 1:00 p.m. EDT through May 13th at 11:59 p.m. EDT.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of the New York Stock Exchange, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NYSE: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into five strategic business segments: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories. TriMas has approximately 4,000 employees at 70 different facilities in 11 countries. For more information, visit www.trimascorp.com.

TriMas Corporation
Consolidated Balance Sheet
(Unaudited — dollars in thousands)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$4,540	$3,910
Receivables, net	112,740	104,760
Inventories	172,290	188,950
Deferred income taxes	16,970	16,970
Prepaid expenses and other current assets	5,860	7,430
Assets of discontinued operations held for sale	3,440	26,200
Total current assets	315,840	348,220
Property and equipment, net	175,200	181,570
Goodwill	200,690	202,280
Other intangibles, net	175,320	178,880
Other assets	18,310	19,270
Total assets	$885,360	$930,220

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$8,890	$10,360
Accounts payable	98,150	111,810
Accrued liabilities	71,950	66,340
Liabilities of discontinued operations	990	1,340
Total current liabilities	179,980	189,850
Long-term debt	566,280	599,580
Deferred income taxes	48,110	51,650
Other long-term liabilities	44,530	34,240
Total liabilities	838,900	875,320
Preferred stock $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding: 33,582,693 shares at March 31, 2009 and 33,620,410 shares at December 31, 2008	330	330
Paid-in capital	527,030	527,000
Accumulated deficit	(513,840)	(510,160)
Accumulated other comprehensive income	32,940	37,730
Total shareholders’ equity	46,460	54,900
Total liabilities and shareholders’ equity	$885,360	$930,220

TriMas Corporation
 Consolidated Statement of Operations
 (Unaudited — dollars in thousands, except for share amounts)

	Three months ended
	March 31,
	2009	2008
Net sales	$202,710	$264,590
Cost of sales	(156,870)	(194,660)
Gross profit	45,840	69,930
Selling, general and administrative expenses	(41,540)	(42,000)
Gain (loss) on dispositions of property and equipment	40	(90)
Operating profit	4,340	27,840
Other income (expense), net:
Interest expense	(12,490)	(14,710)
Gain on extinguishment of debt	15,310	—
Other, net	(700)	(1,190)
Other income (expense), net	2,120	(15,900)

Income from continuing operations before income tax expense	6,460	11,940
Income tax expense	(2,400)	(4,330)
Income from continuing operations	4,060	7,610
Income (loss) from discontinued operations, net of income tax benefit (expense)	(7,740)	260
Net income (loss)	$(3,680)	$7,870

Earnings per share - basic:
Continuing operations	$0.12	$0.23
Discontinued operations, net of income tax benefit (expense)	(0.23)	—

Net income (loss) per share	$(0.11)	$0.23

Weighted average common shares - basic	33,459,502	33,409,500

Earnings per share - diluted:
Continuing operations	$0.12	$0.23
Discontinued operations, net of income tax benefit (expense)	(0.23)	—

Net income (loss) per share	$(0.11)	$0.23

Weighted average common shares - diluted	33,487,526	33,409,770

TriMas Corporation
 Company and Business Segment Financial Information

Continuing Operations
(Unaudited — dollars in thousands)

	Three months ended
	March 31,
	2009	2008
Packaging Systems
Net sales	$30,250	$41,040
Operating profit	$5,400	$8,610
Operating profit as a % of sales	17.9%	21.0%

Energy Products
Net sales	$40,270	$48,800
Operating profit	$3,520	$7,910
Operating profit as a % of sales	8.7%	16.2%

Special Items to consider in evaluating operating profit:
- Severance and business restructuring costs	$(200)	$—

Excluding Special Item, operating profit would have been:	$3,720	$7,910

Industrial Specialties
Net sales	$41,740	$53,470
Operating profit	$6,330	$11,160
Operating profit as a % of sales	15.2%	20.9%

Special Items to consider in evaluating operating profit:
- Severance and business restructuring costs	$(270)	$—

Excluding Special Items, operating profit would have been:	$6,600	$11,160

RV & Trailer Products
Net sales	$35,090	$50,670
Operating profit (loss)	$(2,190)	$2,750
Operating loss as a % of sales	NM	5.4%

Special Items to consider in evaluating operating profit (loss):
- Severance and business restructuring costs	$(2,930)	$—

Excluding Special Items, operating profit would have been:	$740	$2,750

Recreational Accessories
Net sales	$55,360	$70,610
Operating profit (loss)	$(1,160)	$2,630
Operating loss as a % of sales	NM	3.7%

Special Items to consider in evaluating operating profit (loss):
- Severance and business restructuring costs	$(410)	$—

Excluding Special Items, operating profit (loss) would have been:	$(750)	$2,630

Corporate Expenses	$(7,560)	$(5,220)

Special Items to consider in evaluating corporate expenses:
- Severance and business restructuring costs	$(2,940)	$—

Excluding Special Items, corporate expenses would have been:	$(4,620)	$(5,220)

Total Company
Net sales	$202,710	$264,590
Operating profit	$4,340	$27,840
Operating profit as a % of sales	2.1%	10.5%

Total Special Items to consider in evaluating operating profit:	$(6,750)	$—

Excluding Special Items, operating profit would have been:	$11,090	$27,840

Other Data:
- Depreciation and amortization	$10,410	$10,150
- Interest expense	$12,490	$14,710
- Gain on extinguishment of debt, net	$15,310	$—
- Other expense, net	$700	$1,190

Appendix I

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

(Unaudited)

	Three months ended		Three months ended
	March 31, 2009		March 31, 2008
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and EPS from continuing operations, as reported	$4,060	$0.12	$7,610	$0.23

After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Severance and business restructuring costs	(4,200)	(0.13)	—	—

Excluding Special Items, income and EPS from continuing operations would have been	$8,260	$0.25	$7,610	$0.23

After-tax impact of gain on extinguishment of debt	9,520	0.28	—	—

Excluding Special Items and gain on extinguishment of debt, income and EPS from continuing operations would have been	$(1,260)	$(0.03)	$7,610	$0.23

Weighted-average shares outstanding at March 31, 2009 and 2008		33,487,526		33,409,770

	Three months ended March 31,
(dollars in thousands)	2009	2008

Operating profit from continuing operations, as reported	$4,340	$27,840

Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	$(6,750)	$—

Excluding Special Items, operating profit from continuing operations would have been	$11,090	$27,840

	Three months ended March 31,
(dollars in thousands)	2009	2008

Adjusted EBITDA from continuing operations, as reported	$29,870	$36,780

Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	$(6,260)	$—

Excluding Special Items, Adjusted EBITDA from continuing operations would have been	$36,130	$36,780

Gross gain on extinguishment of debt	$15,820	$—

Excluding Special Items and gain on extinguishment of debt, Adjusted EBITDA from continuing operations would have been	$20,310	$36,780

Appendix II

TriMas Corporation

Reconciliation of Non-GAAP Measure Adjusted EBITDA(1) and Free Cash Flow(2)

(Unaudited)

	Three months ended
	March 31,
(dollars in thousands)	2009	2008

Net income (loss)	$(3,680)	$7,870
Income tax expense (benefit)	(2,490)	4,480
Interest expense	12,530	14,760
Debt extinguishment costs	510	—
Depreciation and amortization	11,760	10,750

Adjusted EBITDA, total company	18,630	37,860

Adjusted EBITDA, discontinued operations	(11,240)	1,080

Adjusted EBITDA, continuing operations	$29,870	$36,780
Special Items	6,260	—
Non-cash gross gain on extinguishment of debt	(15,820)	—
Cash interest	(4,770)	(5,930)
Cash taxes	(2,440)	(2,390)
Capital expenditures	(3,280)	(6,190)
Changes in operating working capital	2,300	(31,370)
Free Cash Flow from operations before Special Items	12,120	(9,100)
Cash paid for Special Items	(960)	—
Net proceeds from sale of business	20,580	—
Free Cash Flow	$31,740	$(9,100)

(1)The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment write-offs, and non-cash losses on sale-leaseback of property and equipment.  Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses. In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability.  Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes. However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definition of Adjusted EBITDA used here may differ from that used by other companies.

(2)The Company defines Free Cash Flow as Adjusted EBITDA from continuing operations, plus Special Items and net proceeds from sale of businesses, less cash paid for interest, taxes and Special Items, capital expenditures, changes in operating working capital and non-cash (gains) losses on debt extinguishment. As detailed in Appendix I, for purposes of determining Free Cash Flow, Special Items, net, include those one-time costs, expenses and other charges incurred on a cash basis that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Free Cash Flow, as defined.